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COLUMBIA FUNDS SERIES TRUST I

ITEM 77D/77Q1(B)

COLUMBIA RISK ALLOCATION FUND

Effective October 1, 2013, the Fund made certain changes to its principal investment strategies. These changes included clarification of the Fund's ability to invest in companies of any size market capitalization, as well as the addition of an underlying fund. Such revised policies are described in an amendment to the registration statement of Columbia Funds Series Trust I filed with the Securities and Exchange Commission on September 27, 2013 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession
No. 0001193125-13-381839), which is hereby incorporated herein by reference.